Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78015QHF1
•	Trade Date: February 26, 2024
•	Settlement Date: February 29, 2024
•	Valuation Date: March 5, 2025
•	Maturity Date: March 10, 2025
•	Term: Approximately 1 year
•	Reference Basket: An equally-weighted basket (the "Basket") consisting of the Reference Stocks listed in the table on the right.
•
Interest Payment Dates: Quarterly, beginning in May 2024. The amount of each interest payment, if any, will depend on the total Dividend Amounts on the Reference Stocks during the preceding quarterly Interest Calculation Period, calculated as described in the preliminary terms supplement.

•
For each $1,000 in principal amount of the Notes, the payment at maturity will equal the product of (a) $977.50 and (b) the Percentage Change. The Percentage Change will reflect the price performance of the Reference Stocks over the term of the Notes.

•	For each $1,000 in principal amount of the Notes, the Percentage Change must exceed 102.30% for the payment at maturity to exceed the principal amount.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	The notes may not pay interest.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.

Reference Stock Issuer	Ticker
Alnylam Pharmaceuticals, Inc.	ALNY
Amazon.com, Inc.	AMZN
Bank of America Corporation	BAC
Biogen Inc.	BIIB
Boston Scientific Corporation	BSX
Anheuser-Busch InBev SA/NV	BUD
Chubb Limited	CB
Americold Realty Trust, Inc.	COLD
CrowdStrike Holdings, Inc.	CRWD
Diamondback Energy, Inc.	FANG
HEICO Corporation	HEI
HubSpot, Inc.	HUBS
Illumina, Inc.	ILMN
Meta Platforms, Inc.	META
PG&E Corporation	PCG
S&P Global Inc.	SPGI
Union Pacific Corporation	UNP
Veeva Systems Inc.	VEEV
WESCO International, Inc.	WCC

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue. It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing. The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here: https://www.sec.gov/Archives/edgar/data/1000275/000114036124004942/ef20019829_fwp.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes. In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose Some or All of the Principal Amount at Maturity
•	The Notes May Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity
•	The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which Will Negatively Impact Your Return on the Notes
•	Changes in the Price of One Reference Stock May Be Offset by Changes in the Price of the Other Reference Stocks
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments
•	Significant Aspects of the Tax Treatment of the Notes Are Uncertain and Certain Aspects May Make the Notes Less Suitable for Certain Non-U.S. Investors
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set
•	The Inclusion of the Reference Stocks in the Basket Does Not Guarantee a Positive Return on the Notes
•	The Top 30 Global Ideas Are Subject to Change, Even Though the Reference Stocks Included in the Basket Will Not Change as a Result
•	The Reference Stocks Do Not Represent All of the Top 30 Global Ideas for 2024
•	You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Reference Stocks at Maturity
•	Changes That Affect a Reference Stock May Affect the Market Value of the Notes and the Amount You Will Receive at Maturity
•	No Reference Stock Issuer Will Have any Role or Responsibilities with Respect to the Notes
•	We Do Not Control Any Reference Stock Issuer, and We Are Not Responsible for Any Disclosure Made by Any Other Company
•	The Historical Performance of the Reference Stocks Should Not Be Taken as an Indication of Their Future Performance
•	Holders of the Reference Stocks Are Only Entitled to Receive Those Dividends as Each Issuer’s Board of Directors May Declare out of Funds Legally Available
•	An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets
•	COLD and CRWD Have Limited Historical Information
•	As Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and Your Payment at Maturity
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks
RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.